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                                   EXHIBIT 99
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                     Press Release Dated September 2, 1997
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Date:     September 2, 1997

Contact:  Investor Relations Department
          (402) 390-6553


FOR IMMEDIATE RELEASE
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     Omaha, Nebraska (September 2, 1997) - Commercial Federal Corporation today announced that it has entered into a definitive agreement to acquire Mid Continent Bancshares, Inc., parent company of Mid-Continent Federal Savings Bank (Mid-Continent), headquartered in El Dorado, Kansas. Following the acquisition, the parties intend that Mid-Continent will be merged with and into Commercial Federal Bank, a wholly-owned subsidiary of Commercial Federal Corporation.

     Under the terms of the agreement, Commercial Federal will acquire through a tax-free reorganization all 1,958,250 of the outstanding shares of Mid Continent's common stock in exchange for Commercial Federal's common stock. The precise exchange ratio will be determined based upon the average closing price of Commercial Federal common stock during a twenty consecutive trading day period prior to closing. Based on Commercial Federal's closing price on September 2, 1997, Mid Continent shareholders would receive .8693 shares of Commercial Federal common stock. The transaction has an aggregate value of approximately $74.9 million, or $38.25 per share.
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     Mid-Continent operates ten branch offices in Kansas and has assets of approximately $408.6 million, deposits of approximately $247.0 million and stockholders' equity of approximately $38.4 million.

     "This acquisition further enhances Commercial Federal's retail franchise and our future earnings potential in the Kansas markets," said William A. Fitzgerald, chairman of the board and chief executive officer of Commercial Federal. "This transaction will benefit the customers and shareholders of both institutions."

     This acquisition is subject to regulatory approvals, Mid Continent's shareholders' approval and other conditions and is expected to close in the second calendar quarter of 1998.

     Since October 1993, Commercial Federal will have acquired 110 offices and approximately $2.667 billion in deposits through ten separate acquisitions in Nebraska, Oklahoma, Kansas, Iowa and Arizona, assuming completion of the acquisition of Mid Continent Bancshares, Inc. and the acquisition of Liberty Financial Corporation announced on August 18, 1997.

     Commercial Federal is the parent company of Commercial Federal Bank, which currently operates 107 branches in Nebraska (34), Colorado (20), Oklahoma (19), Kansas (27) and Iowa (7). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage.

     As of June 30, 1997, Commercial Federal has assets of approximately $7.1 billion and deposits of approximately $4.4 billion. Commercial Federal Corporation common shares are traded on the New York Stock Exchange under the symbol "CFB."